As filed with the Securities and Exchange Commission on November 13, 2025

1933 Act File No. 333-289290

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No. ☐

Post-Effective Amendment No.1 ☒

(Check appropriate box or boxes)

ABRDN FUNDS

(Exact Name of Registrant as Specified in Charter)

1900 Market Street, Suite 200

Philadelphia, Pennsylvania 19103

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, including Area Code): (866) 667-9231

Lucia Sitar, Esq.

c/o abrdn Inc.

1900 Market Street, Suite 200

Philadelphia, PA 19103

(Name and Address of Agent for Service of Process)

Copy to:

Thomas C. Bogle, Esq.

Dechert LLP

1900 K Street, NW

Washington, DC 20006-1110

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 of abrdn Funds is being made for the purpose of filing the final and executed Agreements and Plans of Reorganization and the opinions of counsel regarding tax consequences of each of the reorganizations of the abrdn International Small Cap Fund and abrdn Intermediate Municipal Income Fund with and into the abrdn International Small Cap Active ETF and abrdn Ultra Short Municipal Income Active ETF, respectively.

The Registrant hereby incorporates by reference the Information Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, (to Registrant’s Form N-14 (File No. 333-289290) that was filed with the SEC on August 6, 2025 pursuant to Rule 488 under the Securities Act of 1933, as amended (Accession Number 0001104659-25-074708).

PART C: OTHER INFORMATION

Item 15. Indemnification

(a)	Article VII, Section 2 of the Registrant’s Agreement and Declaration of Trust (“Trust Declaration”) provides that the Registrant (the “Trust”), out of the Trust Property, shall indemnify and hold harmless each and every officer and trustee from and against any and all claims and demands whatsoever arising out of or related to such officer’s or trustee’s performance of his or her duties as an officer or trustee of the Trust. This limitation on liability applies to events occurring at the time a person serves as a trustee or officer of the Trust whether or not such person is a trustee or officer at the time of any proceeding in which liability is asserted. Nothing in the Trust Declaration shall indemnify, hold harmless or protect any officer or trustee from or against any liability to the Trust or any shareholder to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office (such conduct referred to herein as “Disqualifying Conduct”).

For the purpose of this indemnification and limitation of liability, “Agent” means any person who is or was a trustee, officer, employee or other agent of the Trust or is or was serving at the request of the Trust as a trustee, director, officer, employee or other agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; “Proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. To the fullest extent that limitations on the liability of Agents are permitted by the Delaware Statutory Trust Act, as amended, and other applicable law, the Agents shall not be responsible or liable in any event for any act or omission of any other Agent of the Trust or any investment adviser or principal underwriter of the Trust. No amendment or repeal of Article VII of the Trust Declaration regarding indemnification shall adversely affect any right or protection of an Agent that exists at the time of such amendment or repeal.

(b)	The Registrant’s Trust Declaration provides that to the fullest extent permitted by applicable law, the officers and Trustees shall be entitled and have the authority to purchase with Trust Property, insurance for liability and for all expenses reasonably incurred or paid or expected to be paid by a Trustee or officer in connection with any claim, action, suit or proceeding in which such Person becomes involved by virtue of such Person’s capacity or former capacity with the Trust, whether or not the Trust would have the power to indemnify such Person against such liability under the provisions of Article VII of the Trust Declaration.

(c)	In addition, indemnification against certain liabilities of the Registrant’s trustees and officers and the Registrant’s sub-advisers, administrator, principal underwriter and custodian are provided in: (1) Section 7(b) of each Investment Advisory Agreement between the Registrant and abrdn Inc. (formerly, Aberdeen Standard Investments Inc. and Aberdeen Asset Management, Inc.) (“abrdn”); (2) Section 10 of the Sub-Advisory Agreements among the Registrant, abrdn and each of the following sub-advisers: (a) abrdn Asia Limited (formerly known as Aberdeen Standard Investments (Asia) Limited and Aberdeen Asset Management Asia Limited) and (b) abrdn Investments Limited (formerly known as Aberdeen Asset Managers Limited); (3) Section 9(a) and (b) of the Underwriting Agreement between the Registrant and Aberdeen Fund Distributors, LLC; (4) Section 6(b) of the Distribution Agreement between the Registrant and ALPS Distributors, Inc. (5) Section 8 of the Transfer Agency and Service Agreement between the Registrant and DST Asset Manager Solutions; (6) Section 8 of the Transfer Agency and Service Agreement between the Registrant and State Street Bank and Trust Company; (7) Section 17 of the Amended and Restated Master Custodian Agreement between the Registrant and State Street Bank and Trust Company; and (8) Section 15.2 of the Master Custodian Agreement between the Registrant and State Street Bank and Trust Company. Generally, such indemnification does not apply to any liabilities by reason of willful misfeasance, bad faith or gross negligence and reckless disregard of duties. These Agreements are incorporated herein by reference to Item 16.

(d)	Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to Trustees, officers and controlling persons of the Trust pursuant to the foregoing provisions, or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

1.	(a)	Second Amended and Restated Agreement and Declaration of Trust of Registrant is incorporated by reference to Exhibit EX-99.1.a of the Registrant’s Registration Statement on Form N-14 as filed on September 18, 2024 (Accession Number 0001104659-24-100996) (the “N-14 Registration Statement No. 1”).

(i)	Certificate of Establishment of abrdn Funds establishing the abrdn Focused Emerging Markets ex-China Active ETF and abrdn International Small Cap Active ETF is incorporated by reference to Exhibit EX-99.a.1.a of Post-Effective Amendment No. 130 to the Registrant’s Registration Statement on Form N-1A as filed on August 4, 2025 (Accession Number 0001104659-25-073682).

(ii)	Certificate of Establishment of abrdn Funds establishing the abrdn Ultra Short Municipal Income Active ETF is incorporated by reference to Exhibit EX-99.a.1.b of Post-Effective Amendment No. 131 to the Registrant’s Registration Statement on Form N-1A as filed on August 5, 2025 (Accession Number 0001104659-25-074144).

(b)	Certificate of Trust of Registrant, as filed with the Office of the Secretary of State of the State of Delaware on September 27, 2007, is incorporated by reference to the Registrant’s Registration Statement on Form N-1A as filed on October 12, 2007 (Accession Number 0001137439-07-000471).

(i)	Amended Certificate of Trust of the Registrant, as filed with the Office of the Secretary of State of the State of Delaware on February 11, 2022, is incorporated by reference to Post-Effective Amendment No. 118 to the Registrant’s Registration Statement on Form N-1A as filed on February 29, 2024 (Accession Number 0001133228-24-001590) (“Post-Effective Amendment No. 118”).

2.	Amended and Restated By-Laws of Registrant are incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-1A as filed on January 18, 2008 (Accession Number 0001386893-08-000026).

3.	Not Applicable.

4.	Agreements and Plans of Reorganization are filed herewith.

5.	(a)	See Article III, “Shares,” and Article V, “Shareholders’ Voting Powers and Meetings,” of Registrant’s Second Amended and Restated Agreement and Declaration of Trust.

(b)	See Article II, “Meetings of Shareholders,” of Registrant’s Amended and Restated By-Laws.

6.	(a)	Investment Advisory Agreement dated February 7, 2008 between Registrant and abrdn Inc. (formerly, Aberdeen Standard Investments Inc. and Aberdeen Asset Management Inc.) (“abrdn”) (the “2008 Advisory Agreement”) is incorporated by reference to Exhibit EX-99.d.1 of Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A filed on June 23, 2008 (Accession Number 0001193125-08-138324) (“Post-Effective Amendment No. 2”).

(i)	Amendment dated June 11, 2025, to the 2008 Advisory Agreement between Registrant and abrdn is incorporated by reference to Exhibit 99.d.1.a of Post-Effective Amendment No. 131.

(b)	Subadvisory Agreement between Registrant, abrdn and abrdn Asia Limited (formerly, Aberdeen Standard Investments (Asia) Limited and Aberdeen Asset Management Asia Limited) (“abrdn Asia”) is incorporated by reference to Exhibit EX-99.d.3 of Post-Effective Amendment No. 28 to the Registrant’s Registration Statement on Form N-1A filed on October 4, 2010 (Accession Number 0001104659-10-051121) (“Post-Effective Amendment No. 28”).

(i)	Amended Exhibit A to the Subadvisory Agreement among Registrant, abrdn and abrdn Asia is incorporated by reference to Exhibit EX-99.d.2.a of Post-Effective Amendment No. 113 to the Registrant’s Registration Statement on Form N-1A filed on February 28, 2023 (Accession No. 0001133228-23-000869) (“Post-Effective Amendment No. 113”).

(c)	Subadvisory Agreement between Registrant, abrdn and abrdn Investments Limited (formerly, Aberdeen Asset Managers Limited) (“AIL”) (formerly, Aberdeen Asset Managers Limited) is incorporated by reference to Exhibit EX-99.d.3 of Post-Effective Amendment No. 47 to the Registrant’s Registration Statement on Form N-1A filed on June 15, 2012 (Accession Number 0001104659-12-043873) (“Post-Effective Amendment No. 47”).

(i)	Amendment, dated June 11, 2025 to the Subadvisory Agreement between Registrant, abrdn and aIL is incorporated by reference to Exhibit 99.d.3.a of Post-Effective Amendment No. 131.

(d)	Investment Advisory Agreement between Registrant and abrdn (formerly, Aberdeen) with respect to the Aberdeen Dynamic Dividend Fund, Aberdeen Global Infrastructure Fund, Aberdeen High Yield Managed Duration Municipal Fund, Aberdeen International Real Estate Equity Fund, Aberdeen Realty Income & Growth Fund, Aberdeen Income Builder Fund and Aberdeen Ultra Short Municipal Income Fund (the “2018 Advisory Agreement”) is incorporated by reference to Exhibit EX-99.d.5 of Post-Effective Amendment No. 90 to the Registrant’s Registration Statement on Form N-1A filed on February 28, 2019 (Accession No. 0001104659-19-011471) (“Post-Effective Amendment No. 90”).

(i)	First Amendment and Amended Exhibit A to the 2018 Advisory Agreement between Registrant and abrdn is incorporated by reference to Exhibit EX-99.d.5.a of Post-Effective Amendment No. 90 filed on February 28, 2019.

(ii)	Second Amendment and Amended Exhibit A to the 2018 Advisory Agreement between Registrant and abrdn is incorporated by reference to Exhibit EX-99.d.5.b of Post-Effective Amendment No. 98 to the Registrant’s Registration Statement on Form N-1A filed on February 28, 2020 (Accession Number 0001104659-20-027092).

(iii)	Third Amendment and Amended Exhibit A to the 2018 Advisory Agreement between Registrant and abrdn is incorporated by reference to Exhibit EX-99.d.4.c of Post-Effective Amendment No. 108 to the Registrant’s Registration Statement on Form N-1A filed on August 24, 2021 (Accession No. 0001104659-21-108881) (“Post-Effective Amendment No. 108”).

(iv)	Fourth Amendment and Amended Exhibit A to the 2018 Advisory Agreement between Registrant and abrdn is incorporated by reference to Exhibit EX-99.d.4.d of Post-Effective Amendment No. 112 to the Registrant’s Registration Statement on Form N-1A filed on May 9, 2022 (Accession Number 0001104659-22-057621) (“Post-Effective Amendment No. 112”).

(v)	Fifth Amendment and Amended Exhibit A to the 2018 Advisory Agreement between Registrant and abrdn is incorporated by reference to Exhibit EX-99.d.4.e of Post-Effective Amendment No. 118 to the Registrant’s Registration Statement on Form N-1A filed on February 29, 2024 (Accession No. 0001133228-24-001590) (“Post-Effective Amendment No. 118”).

(e)	Subadvisory Agreement between Registrant, abrdn and aIL with respect to the abrdn Dynamic Dividend Fund, abrdn Global Infrastructure Fund, abrdn International Real Estate Equity Fund and abrdn Realty Income & Growth Fund is incorporated by reference to Exhibit EX-99.d.6 of Post-Effective Amendment No. 90 filed on February 28, 2019.

(i)	Amendment and Amended Exhibit A to the 2018 Subadvisory Agreement is incorporated by reference to Exhibit EX-99.6.e.i of the N-14 Registration Statement No. 1.

7.	(a)	Underwriting Agreement between Registrant and Aberdeen Fund Distributors, LLC is incorporated by reference to Exhibit EX-99.e.1 of Post-Effective Amendment No. 2 filed on June 23, 2008.

(i)	Amended and Restated Schedule A to the Underwriting Agreement between Registrant and Aberdeen Fund Distributors, LLC is incorporated by reference to Exhibit EX-99.e.1.a of Post-Effective Amendment No. 116 to the Registrant’s Registration Statement on Form N-1A filed on August 18, 2023 (Accession No. 0001133228-23-004953) (“Post-Effective Amendment No. 116”).

(b)	Distribution Agreement, dated April 16, 2018, between abrdn ETFs (formerly, Aberdeen Standard Investments ETFs and ETFS Trust) (the “abrdn ETFs Registrant”) and ALPS Distributors, Inc. (the “Distribution Agreement”) is incorporated herein by reference to Exhibit EX-99.e.3 of Post-Effective Amendment No. 15 to the abrdn ETFs Registrant’s Registration Statement on Form N-1A (File Nos. 333-198170 and 811-22986), as filed with the SEC via EDGAR Accession No. 0001387131-19-001623 on March 1, 2019.

(i)	Form of Amendment No. 6 to the Distribution Agreement is incorporated by reference to Exhibit 99.e.2.a of Post-Effective Amendment No. 131.

(c)	Form of Dealer Agreement is incorporated by reference to Exhibit EX-99.e.2 of Post-Effective Amendment No. 90 filed on February 28, 2019.

(d)	Form of Authorized Participant Agreement is incorporated by reference to Exhibit EX-99.e.4 of Post-Effective Amendment No. 127 to the Registrant’s Registration Statement on Form N-1A as filed on April 25, 2025 (Accession Number 0001104659-25-039308).

8.	Not Applicable.

9.	(a)	Amended and Restated Master Custodian Agreement between Registrant and State Street Bank and Trust Company is incorporated by reference to Exhibit EX-99.g of Post-Effective Amendment No. 26 to the Registrant’s Registration Statement on Form N-1A as filed on July 12, 2010 (Accession Number 0001104659-10-037599) (“Post-Effective Amendment No. 26”).

(i)	Amendment dated March 5, 2014 to the Amended and Restated Master Custodian Agreement between Registrant and State Street Bank and Trust Company is incorporated by reference to Exhibit EX-99.g.1.a of Post-Effective Amendment No. 63 to the Registrant’s Registration Statement on Form N-1A as filed on February 27, 2015 (Accession Number 0001104659-15-015103) (“Post-Effective Amendment No. 63”).

(ii)	Funds Letter and Amended Appendix A to the Amended and Restated Master Custodian Agreement between Registrant and State Street Bank and Trust Company is incorporated by reference to Exhibit EX-99.g.1.b of Post-Effective Amendment No. 112 filed on May 9, 2022.

(b)	Master Custodian Agreement, dated December 29, 2020, between the abrdn ETFs Registrant and State Street Bank and Trust Company (the “ETFs Master Custodian Agreement”) is incorporated herein by reference to Exhibit EX099.g.1. of Post-Effective Amendment No. 30 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-198170 and 811-22986), as filed with the SEC via EDGAR Accession No. 0001387131-21-005025 on April 28, 2021.

(i)	Form of Amendment to the ETFs Master Custodian Agreement between the abrdn ETFs Registrant, Registrant, and State Street Bank and Trust Company is incorporated by reference to Exhibit 99.g.2.a of Post-Effective Amendment No. 131.

10.	(a)	Amended Distribution Plan is incorporated by reference to Exhibit EX-99.m of Post-Effective Amendment No. 108 to the Registrant’s Registration Statement on Form N-1A as filed on August 24, 2021.

(b)	Amended Rule 18f-3 Plan is incorporated by reference to Ehibit-99.n of Post-Effective Amendment No. 131.

11.	Opinion and Consent of Counsel for abrdn International Small Cap Active ETF and abrdn Ultra Short Municipal Income Active ETF that shares will be legally issued, fully paid and non-assessable is incorporated by reference to Exhibit EX-99.11 of the Registrant’s Registration Statement on Form N-14 as filed on August 6, 2025 (Accession Number 0001104659-25-074708) (the “N-14 Registration Statement No. 2”).

12.	Opinions of Dechert LLP with respect to tax matters are filed herewith.

13.	(a)	Amended and Restated Fund Administration Agreement between Registrant and abrdn dated March 6, 2018 is incorporated by reference to Exhibit EX-99.h.1 of Post-Effective Amendment No. 90 filed on February 28, 2019.

(i)	Amended Exhibit B to the Fund Administration Agreement between Registrant and abrdn is incorporated by reference to Exhibit 99.h.1.a of Post-Effective Amendment No. 131.

(b)	Transfer Agency and Service Agreement between Registrant and DST Asset Manager Solutions, Inc. (formerly, Boston Financial Data Services, Inc.) is incorporated by reference to Exhibit EX-99.h.2 of Post-Effective Amendment No. 39 to the Registrant’s Registration Statement on Form N-1A filed on August 12, 2011 (Accession Number 0001104659-11-046544) (“Post-Effective Amendment No. 39”).

(i)	Amendment dated September 18, 2014 to the Transfer Agency and Service Agreement between Registrant and DST Asset Manager Solutions, Inc. is incorporated by reference to Exhibit EX-99.h.2.a of Post-Effective Amendment No. 63 to the Registrant’s Registration Statement on Form N-1A filed on February 27, 2015 (Accession Number 0001104659-15-015103) (“Post-Effective Amendment No. 63”).

(ii)	Amendment dated February 3, 2015 to the Transfer Agency and Service Agreement between Registrant and DST Asset Manager Solutions, Inc. is incorporated by reference to Exhibit EX-99.h.2.b of Post-Effective Amendment No. 63 filed on February 27, 2015.

(iii)	Amendment dated December 11, 2015 to the Transfer Agency and Service Agreement between Registrant and DST Asset Manager Solutions, Inc. is incorporated by reference to Exhibit EX-99.h.2.d of Post-Effective Amendment No. 72 to the Registrant’s Registration Statement on Form N-1A filed on February 29, 2016 (Accession Number 0001104659-16-101125) (“Post-Effective Amendment No. 72”).

(iv)	Amendment dated June 1, 2020 to the Transfer Agency and Service Agreement between Registrant and DST Asset Manager Solutions, Inc. is incorporated by reference to Exhibit EX-99.h.2.d of Post-Effective Amendment No. 100 to the Registrant’s Registration Statement on Form N-1A as filed on September 25, 2020 (Accession Number 0001104659-20-108872) (“Post-Effective Amendment No. 100”).

(v)	Form of Amended Schedule A to the Transfer Agency and Service Agreement between Registrant and DST Asset Manager Solutions, Inc. is incorporated by reference to Exhibit EX-99.h.2.e of Post-Effective Amendment No. 112 filed on May 9, 2022.

(c)	Transfer Agency and Service Agreement, dated December 29, 2020, between the abrdn ETFs Registrant and State Street Bank and Trust Company (the “ETFs Transfer Agency Agreement”) is incorporated herein by reference to Exhibit EX-99.h.6 of Post-Effective Amendment No. 30 to the abrdn ETFs Registrant’s Registration Statement on Form N-1A (File Nos. 333-198170 and 811-22986), as filed with the SEC via EDGAR Accession No. 0001387131-21-005025 on April 28, 2021.

(i)	Form of Amendment to the ETFs Transfer Agency Agreement between abrdn ETFs Registrant and State Street Bank and Trust Company is incorporated by reference to Exhibit 99.h.3.a of Post-Effective Amendment No. 131.

(d)	Sub-Administration Agreement between abrdn and State Street Bank and Trust Company is incorporated by reference to Exhibit EX-99.h.3 of Post-Effective Amendment No. 26 to the Registrant’s Registration Statement on Form N-1A filed on July 12, 2010 (Accession Number 0001104659-10-037599) (“Post-Effective Amendment No. 26”).

(i)	Funds Letter and Amended Schedule A to the Sub-Administration Agreement between ASI and State Street Bank and Trust Company for the addition of Aberdeen Dynamic Dividend Fund, Aberdeen Global Infrastructure Fund, Aberdeen High Yield Managed Duration Municipal Fund, Aberdeen International Real Estate Equity Fund, Aberdeen Realty Income & Growth Fund, Aberdeen Income Builder Fund and Aberdeen Ultra Short Municipal Income Fund is incorporated by reference to Exhibit EX-99.h.3.a of Post-Effective Amendment No. 90 filed on February 28, 2019.

(ii)	Amendment to Sub-Administration Agreement dated June 29, 2018 is incorporated by reference to Exhibit EX-99.h.3.b of Post-Effective Amendment No. 90 filed on February 28, 2019.

(iii)	Amendment to the Sub-Administration Agreement dated August 24, 2018 is incorporated by reference to Exhibit EX-99.h.3.c of Post-Effective Amendment No. 90 filed on February 28, 2019.

(iv)	Amendment to the Sub-Administration Agreement dated June 1, 2020 is incorporated by reference to Exhibit EX-99.h.3.d of Post-Effective Amendment No. 100 filed on September 25, 2020.

(v)	Additional Funds Letter and Amended Schedule A to the Sub-Administration Agreement between abrdn and State Street Bank and Trust Company is incorporated by reference to Exhibit EX-99.h.3.e of Post-Effective Amendment No. 112 filed on May 9, 2022.

(e)	Sub-Administration Agreement, dated December 29, 2020, between abrdn Inc. and State Street Bank and Trust Company (the “ETFs Sub-Administration Agreement”) is incorporated herein by reference to exhibit (h)(2) of Post-Effective Amendment No. 30 to the abrdn ETFs Registrant’s Registration Statement on Form N-1A (File Nos. 333-198170 and 811-22986), as filed with the SEC via EDGAR Accession No. 0001387131-21-005025 on April 28, 2021.

(i)	Form of Amendment to the ETFs Sub-Administration Agreement between abrdn Inc. and State Street Bank and Trust Company is incorporated by reference to Exhibit 99.h.5.a of Post-Effective Amendment No. 131.

(f)	Administrative Services Plan is incorporated by reference to Exhibit EX-99.h.4 of Post-Effective Amendment No. 8 to the Registrant’s Registration Statement on Form N-1A as filed on February 6, 2009 (Accession Number 0001386893-09-000028).

(i)	Twelfth Amendment and Amended Exhibit A to the Administrative Services Plan is incorporated by reference to EX-99.h.6.a of Post-Effective Amendment No. 126 filed on February 28, 2025.

(g)	Form of Servicing Agreement is incorporated by reference to Exhibit EX-99.h.5 of Post-Effective Amendment No. 90 filed on February 28, 2019.

(h)	Amended and Restated Expense Limitation Agreement is incorporated by reference to Exhibit EX-99.h.6 of Post-Effective Amendment No. 77 to the Registrant’s Registration Statement on Form N-1A as filed on December 29, 2016 (Accession Number 0001104659-16-164234).

(i)	Amended and Restated Exhibit A, dated February 28, 2025, to the 2017 Expense Limitation Agreement is incorporated by reference to Exhibit EX-99.h.8.a to Post-Effective Amendment No. 126.

(i)	Expense Limitation Agreement between the Registrant and abrdn with respect to the abrdn Dynamic Dividend Fund, abrdn Global Infrastructure Fund, abrdn High Yield Managed Duration Municipal Fund, abrdn International Real Estate Equity Fund, abrdn Realty Income & Growth Fund, abrdn Income Builder Fund and abrdn Ultra Short Municipal Income Fund is incorporated by reference to Exhibit EX-99.h.7 of Post-Effective Amendment No. 90 to the Registrant’s Registration Statement on Form N-1A as filed on February 28, 2019.

(i)	Amended and Restated Schedule A to the Expense Limitation Agreement between the Registrant and abrdn with respect to the abrdn Dynamic Dividend Fund, abrdn Global Infrastructure Fund, abrdn Short Duration High Yield Municipal Fund (formerly, abrdn High Yield Managed Duration Municipal Fund), abrdn Real Estate Fund (formerly, abrdn Realty Income & Growth Fund) and abrdn Ultra Short Municipal Income Fund is incorporated by reference to Exhibit EX-99.h.9.a of Post-Effective Amendment No. 126 filed on February 28, 2025.

(j)	Expense Limitation Agreement between the Registrant and abrdn with respect to the abrdn EM SMA Completion Fund is incorporated by reference to Exhibit EX-99.h.8 of Post-Effective Amendment No. 112 filed on May 9, 2022.

(i)	Amended and Restated Exhibit A to the Expense Limitation Agreement between the Registrant and abrdn with respect to the abrdn EM SMA Completion Fund is incorporated by reference to Exhibit EX-99.h.10.a of Post-Effective Amendment No. 126 filed on February 28, 2025.

(k)	Expense Limitation Agreement between the Registrant and abrdn with respect to the Aberdeen Global High Income Fund, Aberdeen Global Equity Income Fund and Aberdeen International Sustainable Leaders Fund dated June 16, 2021 (the “2021 Expense Limitation Agreement”) is incorporated by reference to Exhibit EX-99.h.9 of Post-Effective Amendment No. 118 to the Registrant’s Registration Statement on Form N-1A filed on February 29, 2024 (Accession No. 0001133228-24-001590) (“Post-Effective Amendment No. 118”).

(i)	Amended and Restated Exhibit A to the 2021 Expense Limitation Agreement between the Registrant and abrdn with respect to the abrdn High Income Opportunities Fund (formerly, Aberdeen Global High Income Fund) and abrdn Focused Emerging Markets ex-China Fund (formerly, Aberdeen Global Equity Impact Fund) is incorporated by reference to Exhibit EX-99.h.11.a of Post-Effective Amendment No. 126 filed on February 28, 2025.

(l)	Expense Limitation Agreement between the Registrant and abrdn with respect to the abrdn Emerging Markets Dividend Active ETF and abrdn Focused U.S. Small Cap Active ETF is incorporated by reference to Exhibit-99.h.12 of Post-Effective Amendment No. 131.

(i)	Exhibit A dated June 11, 2025 to the ETF Expense Limitation Agreement between the Registrant and abrdn is incorporated by reference to Exhibit-99.h.12.a of Post-Effective Amendment No. 131.

(m)	Form of Rule 12d1-4 Fund of Funds Investment Agreement is incorporated by reference to Exhibit EX-99.h.9 of Post-Effective Amendment No. 112 filed on May 9, 2022.

14.	(a)	Consent of independent registered public accounting firm is incorporated by reference to Exhibit EX-14.a. of Form N-14 Registration Statement No. 2 filed on August 6, 2025.

(b)	Consent of Dechert LLP is incorporated by reference to EX-16.a of Form N-14 Registration Statement No. 2 filed on August 6, 2025.

15.	Not Applicable.

16.	(a)	Power of Attorney with respect to Registrant for P. Gerald Malone, Warren C. Smith, Rahn K. Porter, James O’Connor and Radhika Ajmera is incorporated by reference to EX-16.a of Form N-14 Registration Statement No. 2 filed on August 6, 2025.

17.	(b)	Code of Ethics of Registrant is incorporated by reference to Exhibit EX-99.p.1 of Post-Effective Amendment No. 118 filed on February 29, 2024.

(c)	Code of Ethics of abrdn, AIL, abrdn Asia and Aberdeen Fund Distributors, LLC is incorporated by reference to Exhibit EX-99.p.2 of Post-Effective Amendment No. 90 filed on February 28, 2019.

Item 17. Undertakings

1. The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2. The undersigned Registrant agrees that every prospectus that is filed under paragraph 1 above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 as amended (the “Securities Act”), the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, and the Commonwealth of Pennsylvania on the 13th day of November, 2025.

abrdn Funds
Registrant

By:	/s/ Alan Goodson
Alan Goodson
President of abrdn Funds

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name		Title	Date

	/s/ Alan Goodson	President and Chief Executive Officer	November 13, 2025
Alan Goodson

	/s/ Michael Marsico	Treasurer, Chief Financial Officer And Principal Accounting Officer	November 13, 2025
Michael Marsico

	/s/ P. Gerald Malone(1)	Chairman of the Board	November 13, 2025
P. Gerald Malone

	/s/ Warren C. Smith(1)	Trustee	November 13, 2025
Warren C. Smith

	/s/ Rahn K. Porter(1)	Trustee	November 13, 2025
Rahn K. Porter

	/s/ James O’Connor(1)	Trustee	November 13, 2025
James O’Connor

	/s/ Radhika Ajmera(1)	Trustee	November 13, 2025
Radhika Ajmera

By:	/s/ Lucia Sitar
Lucia Sitar
Attorney In Fact

(1)        Pursuant to a power of attorney.

Exhibit List

Exhibit Number	Exhibit
Ex-4	Agreements and Plans of Reorganization
Ex-12	Opinions of Dechert LLP with respect to tax matters